UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2014

Boreal Water Collection, Inc.

(Exact name of registrant as specified in its charter)

NV	000-54776	98-0453421
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

4496 State Road 42 North, Kiamesha Lake, New York	12751
(Address of Principal Executive Officers)	(Zip Code)

Registrant's telephone number, including area code: (845) 794-0400

________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

On May 1, 2014, Boreal Water Collection, Inc. (“Company”) entered into an unsecured convertible promissory note agreement (“Note”) with JSJ Investments, Inc. (“JSJ” or “holder”). The Note is titled “15% Convertible Note.” The principal amount of the Note is $55,000. The maturity date is November 1, 2014. There are no periodic or installment payments. There is a 150% cash redemption premium on the principal amount only, upon approval by JSJ. The interest rate and default interest rate is 15% per annum.

The Note is convertible into Company common stock. The conversion amount is the Note principal plus default interest, if any, the latter included in the discretion of the holder. The conversion price is a 50% discount of the 3 lowest trades on the previous 20 days before the conversion notice date or the 3 lowest trades on the previous 20 days before the date of execution of the Note. The holder may, if in accordance with Rule 144, convert the Note in full or in parts at any time up until the maturity date. There is a 25% penalty (increase in number of shares converted) if the stock certificate so requested is not received by the holder within 3 business days of receipt of the conversion notice by the Company. The 25% penalty is per day commencing on the 4th day after receipt of the conversion notice. The Company is required to reserve at least 200% of the number of shares that could be converted under the Note (as measured by the loan principal only). Governing law and enforcement is in accordance with Texas law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2014

By: /s/ Francine Lavoie
Mrs. Francine Lavoie, Principal Executive Officer, Principal Financial Officer, Controller and Sole Member of the Board of Directors